Exhibit 99.1

Media Release

For immediate release	For further information, contact:
Dana Persson, President and Chief Executive Officer
Marie Staley, Vice President and
Chief Administrative Officer
320-329-8182
www.goldenovaleggs.com

Chris Edgington Elected Chairman of Golden Oval Eggs Board of Managers

Breitkreutz Elected Vice Chairman; Chan Reelected Secretary/Treasurer

April 7, 2005, Renville, Minnesota.     At their first meeting since the 11th Annual Shareholder Meeting held on March 15th, the Board of Managers of Golden Oval Eggs elected three veteran members to serve as officers of the Board of Managers.

Newly elected Chairman Chris Edgington, 43, served as Vice Chairman this past year.  He first served as an advisory board member to the board during the Iowa expansion in 1998 and ever since as a board member.  He has a grain and livestock operation with his father and brother northwest of St. Ansgar, Iowa. They raise corn, soybeans, millet and alfalfa.  Their livestock enterprise is a multi-site farrow-to-finish hog operation. He currently serves on the board of Ag Ventures Alliance.  He previously served on the Ag Ventures Executive Board, was President of Cedar Valley Pork (a hog supply purchasing group), President of Mitchell County Pork Producers, member of the Iowa Pork Producers, the Iowa Extension Council, and President of the Mitchell County Extension Board.

Marvin Breitkreutz, 61, was elected to serve as Vice Chairman.  He has served on the Golden Oval Eggs Board of Managers since its inception in 1994.  He served as Chairman of the Board since 2002, and served previously as Vice Chairman.  He has served on the Southern Minnesota Beet Sugar Cooperative Board and as a member of the audit and pension committees, is currently Vice-Chairman of the Red River Valley Farmers Insurance Pool and served as board chair for four years.  He is also a past township supervisor and past chairman of the Renville County Farm Bureau and Scenic City Cooperative Oil.  Marvin Breitkreutz and his wife operate a farm near Renville, MN where they raise sugar beets, corn and soybeans.

Mark Chan, 45, and was elected to serve as Secretary/Treasurer.  He has served on the board since the formation of the business in 1994.  He formerly served as Vice Chairman of the Board and as Secretary twice. Mr. Chan is a past director of Co-op Country Farmers Elevator and ValAdCo. He is involved in a family farm corporation, raising corn, soybeans, sugar beets, and green peas near Renville, MN.

All three were reelected as members of the Board of Managers for three-year terms ending in 2008.

Golden Oval Eggs was established in 1994 as an agricultural cooperative whose ownership grew to more than 700 farmers committed to assuring the future of the family farm.   Restructured as a Limited Liability Company effective September 1, 2004, today Golden Oval Eggs is a leader in the liquid egg industry, ranked among the top 10 processors, serving customers throughout the United States and Canada.

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This release contains discussion of some of our expectations regarding Golden Oval Eggs, LLC’s future performance.  These forward-looking statements are based on our current views and assumptions.  Actual results could differ materially from these current expectations and projections, and from historical performance.  For example, our future results could be affected by such factors as: the competitive dynamics in the U.S. liquid egg markets and fluctuations in the cost and availability of resources and supplies.  Further discussions of these matters and information regarding the restructuring can be found in the securities filings of Golden Oval Eggs, LLC through the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval (EDGAR) system at www.SEC.gov.

Photos of Officers of the Board of Managers are available online at http://www.goldenovaleggs.com/board.htm